Exhibit 21.1

SUBSIDIARIES OF ADAMS STREET CREDIT SOLUTIONS FUND

Name	Jurisdiction

Adams Street Credit Solutions Blocker LLC	DE

ASP BDC Lev Facilitation LLC	DE

Adams Street PC Funding LLC	DE